Exhibit 99.1

LKQ Corporation Announces Agreement to Acquire Pittsburgh Glass Works

Chicago, IL (February 29, 2016) - LKQ Corporation (Nasdaq:LKQ) announced that it has signed a definitive agreement to acquire Pittsburgh Glass Works LLC (“PGW”) from private equity firm Kohlberg & Company LLC (“Kohlberg”) and PPG Industries, Inc. (“PPG”) for an enterprise value of $635 million. PGW is a leading global distributor and manufacturer of automotive glass products. PGW’s business comprises wholesale and retail distribution services, automotive glass manufacturing, and retailer alliance partnerships. PGW operates approximately 120 distribution branches serving over 7,000 automotive glass retailer shops across North America. In addition, PGW operates 12 automotive glass fabrication facilities in North America, Europe and China.

The transaction is expected to be completed in the second quarter of 2016 and is subject to customary closing conditions and necessary regulatory approvals.

“We are excited to be partnering with PGW, and look forward to working with the existing core management team at PGW to continue to invest in and grow its business while continuing the high quality service to all its customers. PGW reflects LKQ's commitment to provide a one-stop-shop solution to the North American collision repair industry by adding automotive glass to our product offerings. PGW is the largest pure-play provider in the $3.5 billion North American automotive glass market. This acquisition will expand our addressable market in North America and globally; and simultaneously offers tremendous distribution synergy opportunities with our existing network,” stated Robert L. Wagman, President and Chief Executive Officer of LKQ Corporation.

Jim Wiggins, Chairman and CEO, Pittsburgh Glass Works, LLC commented: “PGW transformed itself into a strong global competitor of automotive glass and enjoyed tremendous market and financial success under the stewardship of Kohlberg and PPG. We are excited to become part of the LKQ family, and expect that the Company will continue on its growth and success trajectory under LKQ.”

PGW’s revenue for the twelve months ended October 31, 2015 was approximately $1.07 billion, and LKQ expects the transaction to be accretive to its earnings in 2016. These projected results exclude restructuring and acquisition related expenses.

The Company intends to finance the acquisition with borrowings under its revolving credit facility. As of February 25, 2016, the Company had approximately $2.2 billion of available borrowing capacity on its credit facility.

Jefferies LLC and Nomura Securities International served as financial advisor, and Ropes and Gray LLP acted as legal counsel, to PGW. K&L Gates LLP served as legal counsel to LKQ.

Conference Call Details

LKQ will host a conference call and webcast on February 29, 2016 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) with members of senior management to discuss the pending acquisition of PGW.
To access the investor conference call, please dial (877) 407-0668. International access to the call may be obtained by dialing (201) 689-8558.

Webcast and Presentation Details

The audio webcast and accompanying slide presentation can be accessed at www.lkqcorp.com in the Investor Relations section.

A replay of the conference call will be available by telephone at (877) 660-6853 or (201) 612-7415 for international calls. The telephone replay will require you to enter conference ID: 13631053#. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through March 25, 2016. Please allow approximately two hours after the live presentation before attempting to access the replay.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, the United Kingdom, the Netherlands, Belgium, France, Scandinavia, and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

About Pittsburgh Glass Works

Pittsburgh Glass Works, LLC (www.pgwglass.com) is a leader in the design, production and distribution of automotive glass to high-volume Auto-OEM applications and glass replacement markets worldwide. Employing more than 4,500 people globally, PGW’s business comprises engineering development and application of sophisticated automotive glass technologies; glass manufacturing and assembly operations in North America, Europe and Asia; wholesale and retail aftermarket distribution services; and retailer alliance partnerships in North America. PGW is a leading supplier of automotive replacement glass and related accessories to the North American aftermarket and automotive dealer segment with over 120 distribution branches throughout the region and serves most of the world’s car producers on a global scale.

About Kohlberg & Company

Kohlberg & Company is a leading private equity firm headquartered in New York. Since its inception in 1987, Kohlberg has organized seven private equity funds, through which it has raised over $5 billion of committed equity capital. Over its 28-year history, Kohlberg has completed 65 platform investments and over 140 add-on acquisitions, with an aggregate transaction value of approximately $10 billion. For more information, please visit www.kohlberg.com.

Forward Looking Statements

Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including with respect to the proposed transaction described and statements or assumptions regarding the expected timetable for completing the transaction, financial and operating results, benefits and synergies of the transaction, and other statements that are based on management's current beliefs and expectations of the company and the combined businesses.  Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors, including the receipt of regulatory approvals for the transaction and the successful fulfillment or waiver of all other closing conditions without unexpected delays or conditions; the failure to realize, or delays in realizing, growth projections, synergies and cost-savings from the transaction; competitive responses to the transaction; and the risks, uncertainties and other factors described in our Form 10-K for the period ended

December 31, 2015 filed with the Securities and Exchange Commission. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
jpboutross@lkqcorp.com
(312) 621-2793